EXHIBIT 99.1

                          PRESS RELEASE

              IFG REPORTS RECORD EARNINGS FOR 1996;
            FOURTH QUARTER IS BEST IN COMPANY HISTORY

John Appel promoted to chief executive of Dain Bosworth


MINNEAPOLIS (Feb. 4, 1997) -- Inter-Regional Financial Group (NYSE: IFG), parent of regional securities firms Dain Bosworth of Minneapolis and Rauscher Pierce Refsnes of Dallas, reported best-ever results in the fourth quarter and year ended Dec. 31, 1996.
      In 1996, consolidated net earnings rose 58 percent to $56.8 million, or $4.39 per share, on net revenues (revenues less interest expense) that rose 15 percent to $625.8 million.
      "This was the best year in our history thanks in large part to great results from our Private Client investment executives, who were ready with the advice, products and services that helped individual clients take advantage of a great year in the stock market," said Irving Weiser, chairman and chief executive of IFG. "Also, Equity Capital Markets groups at Dain and Rauscher were well focused on their select industries, which resulted in a banner  year  for  corporate  finance  and  institutional  equity sales."
       IFG's shareholders were the beneficiaries of improved profitability and share price. During the year, IFG stock increased in value by 40 percent to $35.25 per share.
  Dain Bosworth, in a record year, contributed pretax earnings that rose 49 percent to $64.6 million on net revenues that increased 16 percent to $408.8 million. Rauscher posted record pretax earnings that rose 75 percent to $31.5 million on net revenues that rose 13 percent to $212 million.
       Appel named Dain CEO -- Weiser also announced that John Appel, president and chief operating officer of Dain Bosworth since 1994, will succeed Weiser as chief executive of Dain. Weiser will remain chairman of Dain Bosworth and Rauscher Pierce Refsnes.
       "John Appel has done a great job leading Dain Bosworth and is one of the architects of our corporate strategy," Weiser added. Appel joined IFG as senior vice president and chief financial officer in 1986. In addition to his Dain post, he is an executive vice president of IFG and a member of the IFG Board of Directors. Prior to joining IFG, Appel was a partner with the accounting firm of Deloitte Haskins & Sells (now Deloitte & Touche).
      Business line results -- Dain and Rauscher improved profits and productivity in every business line in 1996. Combined revenues in the Private Client business topped $358 million, another record and an increase of 15 percent. In Equity Capital Markets, revenues rose by 31 percent to a record $96.7 million. In Fixed Income, earnings increased despite a revenue decline of 8 percent to $82.3 million in a national bond market marked by fewer transactions and narrower margins.
  "IFG fixed expenses increased 9 percent, while net revenues rose 15 percent in 1996, resulting in wider profit margins," Weiser added. "We will manage expenses prudently and look for further economies from our shared services strategy. IFG centrally provides trade clearing, technology, finance, corporate services, human resources, products and other services to our firms at cost-effective levels."
  Fourth Quarter -- In the fourth quarter of 1996, IFG earnings climbed 45 percent from one year ago to $15.7 million, a record $1.21 per share, topping the previous record of $1.20 in first quarter 1996.
  Net revenues rose 10 percent to $164.8 million from the fourth quarter of 1995. It was 9 percent higher than third-quarter net revenues of $151 million. In the fourth quarter, Dain Bosworth pretax earnings rose 36 percent to $18.9 million, while net revenues rose 13 percent to $107.5 million. Rauscher Pierce Refsnes had 66-percent higher pretax earnings of $8.8 million on a 3-percent net revenue gain of $55.3 million.
  Dividend  --   The  company,   consistent  with   IFG's  record
performance and prospects for the future, said its board of directors authorized an increase of 20 percent in the annual dividend to 72 cents per common share from its current 60 cents per share. The first quarterly dividend of 18 cents per share will be payable on March 17 to shareholders of record at the close of business on March 3. There are currently 12,180,499 million shares of IFG stock outstanding.
  "We believe we are well positioned to capture more than our share of the growing demand for stocks and mutual funds," Weiser said. "The growth of assets under administration of Dain and Rauscher investment executives, now $43 billion, will help cushion us against market downturns as we build our fee-based business. Our Equity Capital Markets operations have never been more focused or productive. Although bond markets are challenging, we are in the fixed income business for the long haul. Our corporate and government clients count on us. We expect to be a strong survivor.
  "In 1997, we expect continued strong performance from Dain Bosworth in the northwestern quadrant of the United States, and we expect to profitably capture more of the dynamic growth in the Southwest through Rauscher Pierce Refsnes. We also will refine our shared services strategy and meaurements of service levels and effectiveness," Weiser concluded.
  IFG's net return on average equity was 22.8 percent in 1996, compared with 17.3 percent in 1995. The year-end book value of IFG stock was $22.66 per share, compared with $18.44 on Dec. 31, 1995. The stock closed on Feb. 3 at $42.75, up 21 percent from the close of $35.25 on Dec. 31, 1996.

              Inter-Regional Financial Group, Inc.
              Consolidated Summary of Operations
           (In thousands, except per-share amounts)
                     Three Months Ended      Twelve Months Ended
                         December 31,            December 31,
                     -------------------     -------------------
                     1996           1995     1996           1995
                     -------------------     -------------------
Revenues             $179,456   $165,341     $683,316   $606,747
Interest expense      (14,612)   (15,691)     (57,560)   (64,777)
                     --------   --------     --------   --------
Net revenues          164,844    149,650      625,756    541,970
Expenses excluding
   interest           140,669    132,618      538,354    485,699
                     --------   --------     --------   --------
Earnings before
   income taxes        24,175     17,032       87,402     56,271
Income tax expense     (8,462)    (6,174)     (30,591)   (20,398)
                     --------   --------     --------   --------
Net earnings         $ 15,713   $ 10,858     $ 56,811   $ 35,873
                     ========   ========     ========   ========
Net earnings per share:
   Primary           $   1.21   $    .86     $   4.46   $   2.86
   Fully diluted     $   1.21   $    .86     $   4.39   $   2.81

Shares used for per-share calculation:
   Primary             12,950     12,650       12,752     12,546
   Fully diluted       12,972     12,665       12,946     12,745

Selected financial data:
Net revenues:
Dain Bosworth
   Incorporated      $107,551   $ 95,127     $408,761   $351,463
Rauscher Pierce
   Refsnes, Inc.       55,278     53,679      212,019    187,484
Corporate, other
   & eliminations       2,015        844        4,976      3,023
                     --------   --------     --------   --------
                     $164,844   $149,650     $625,756   $541,970
                     ========   ========     ========   ========

Pretax earnings (loss):
Dain Bosworth
   Incorporated      $ 18,929   $ 13,927     $ 64,580   $ 43,282
Rauscher Pierce
   Refsnes, Inc         8,781      5,286       31,461     18,026
Corporate, other
   & eliminations      (3,535)    (2,181)      (8,639)    (5,037)
                     --------   --------     --------   --------
                     $ 24,175   $ 17,032     $ 87,402   $ 56,271
                     ========   ========     ========   ========


       Inter-Regional Financial Group is one of the nation's largest full-service regional brokerage and investment banking companies. IFG's two broker-dealers, Dain Bosworth and Rauscher Pierce Refsnes, serve individual, institutional, corporate and governmental clients, predominantly in the western half of the United States. Inter-Regional Financial Group is one of the nation's largest full-service regional brokerage and investment banking companies. IFG's two broker-dealers, Dain Bosworth Incorporated and Rauscher Pierce Refsnes, Inc., serve individual, institutional, corporate and governmental clients, predominantly in the western half of the United States. IFG also is the parent company of RPR Correspondent Services, which markets clearing and technology services to other broker-dealers. The company's common stock trades on the New York Stock Exchange under the symbol IFG.

CONTACT:  Media:  Jennifer Driscoll (612) 371-1647
          Investors:  Neal St. Anthony (612) 371-2934